Exhibit 12

                            DARDEN RESTAURANTS, INC.
         COMPUTATION OF RATIO OF CONSOLIDATED EARNINGS TO FIXED CHARGES
                          (DOLLAR AMOUNTS IN THOUSANDS)
                                   (UNAUDITED)

                                                                Quarter Ended               Six Months Ended
------------------------------------------------------------------------------------------------------------------
                                                         November 26,   November 27,   November 26,   November 27,
                                                             2006           2005           2006           2005
------------------------------------------------------------------------------------------------------------------
Consolidated earnings from operations
   before income taxes ..............................    $     85,732   $     80,869   $    216,309   $    208,867
Plus fixed charges:
   Gross interest expense ...........................          10,892         13,617         21,777         26,219
   40% of restaurant and equipment minimum
     rent expense ...................................           7,206          6,595         14,283         13,129
                                                         ------------   ------------   ------------   ------------
       Total fixed charges ..........................          18,098         20,212         36,060         39,348
Less capitalized interest ...........................            (502)          (871)        (1,043)        (1,606)
                                                         ------------   ------------   ------------   ------------

Consolidated earnings from operations
   before income taxes available to cover
   fixed charges ....................................    $    103,328   $    100,210   $    251,326   $    246,609
                                                         ============   ============   ============   ============

Ratio of consolidated earnings to fixed
   charges ..........................................            5.71           4.96           6.97           6.27
                                                         ============   ============   ============   ============
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